Exhibit 15

July 31, 2007

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the 2006 Employee Restricted Stock Plan of MCG Capital Corporation of our report dated July 31, 2007 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation included in its Form 10-Q for the three- and six-month periods ended June 30, 2007 and 2006.

/s/ Ernst & Young LLP